Exhibit 10.29
ORWELL-TRUMBULL PIPELINE CO., LLC
OPERATIONS AGREEMENT
     This Operations Agreement (hereinafter the “Agreement”) entered into as of this 1st day of January, 2006, by and between ORWELL NATURAL GAS COMPANY, (hereinafter referenced to as “Operator”), and ORWELL-TRUMBULL PIPELINE CO., LLC, (hereinafter referred to as “Owner”).
RECITALS
     WHEREAS, Owner is the owner of certain natural gas facilities, equipment, pipeline and pipeline easements as more specifically described on Exhibit A, attached hereto and made a part hereof by reference (such facilities, equipment, pipeline and pipeline easements hereinafter referred to as Facilities).
     WHEREAS, Operator desires to operate the Facilities for Owner according to the terms and conditions specified herein, it being understood that Operator is a public utility regulated by The Public Utilities Commission of Ohio (PUCO) pursuant to Title 49 of the Ohio Revised Code; and,
     NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein, Owner and Operator agree as follows:
1.	TERM
1.1	This Agreement shall be effective January 1, 2006, and shall continue in full force and effect terminating on December 31, 2006, and shall continue from year to year thereafter, unless cancelled by either party upon thirty (30) days written notice.
2.	OPERATING PAYMENT
2.1	Owner shall pay to Operator a monthly operating payment for operation of the Facilities in an amount as set forth below:
A)	A Base Operating Charge per month of: $2,500.00

B)	Additional monthly charges pursuant to Exhibit B

C)	Any actual third party cost incurred by Operator during the previous month’s operation of the Facilities pursuant to Section 3.3 of this agreement.
2.2	All operating payments shall be due and payable within 30 days of Owner’s receipt of Operator’s invoice for charges under 2.1 above.

2.3	To the extent Owner fails to make payments by such date, the operating payments due and payable shall be increased by one percent (1%) of the unpaid balance due each month.
3.	OPERATING AND MAINTENANCE DUTIES AND EXPENSES
3.1	Operator will provide an Operations and Maintenance Plan (hereinafter referred to as the “O&M Plan”) and will perform those duties and responsibilities as set forth in Exhibit B, attached hereto and made a part of this Agreement. It is understood that Operator may elect to subcontract with others for operations, maintenance and repair services; provided that in such event, Owner shall have the right to approve any subcontractor who will be providing significant services. In the event of a subcontract, Operator still remains responsible to Owner for said services.

3.2	For those duties to be performed in Exhibit B, Operator shall inspect, survey and maintain the Facilities in a manner consistent with the O&M Plan and good natural gas industry practices and in compliance with all state and federal pipeline safety codes.

3.3	Owner shall be responsible to pay for all other necessary maintenance and repairs during the term of the Agreement, except for cost incurred due to Operator’s negligence. Operator shall not conduct any activity on behalf of Owner on the Facilities in excess of $2,500 per item per instance, nor in excess of an aggregate of $5,000 per month, without obtaining the prior consent of Owner; provided, however, that in the case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency and to safeguard life and property, but Operator shall, as promptly as possible, report such emergency and such expenses to Owner.
4.	USE OF PROPERTY
4.1	Operator shall operate the Facilities in a careful and proper manner and shall not permit the Facilities to be operated or used in violation of any applicable federal, state or local statute, law, ordinance, rule or regulation relating to the possession, use or maintenance of such property. Operator agrees to reimburse Owner in full for all damage to the Facilities arising from any misuse or negligent act by Operator, its employees, and its agents.

4.2	Owner will indemnify and hold the Operator harmless against any and all claims for damages or losses arising out of the performance or non-performance by the Owner, its employees, or its agents, of Owner’s obligations. Operator will indemnify and hold the Owner harmless against any and all claims for damages or losses arising from the operation of the Facilities by the Operator, its employees, or its agents.

4.3	Owner, at its discretion, shall have the right to enter upon and inspect the Facilities and audit any records of Operator having any relationship to the operations, maintenance or payments provided for in this Agreement.

4.4	Prior to Operator commencing any modification or alteration to the Facilities, other than in an emergency, Operator shall first secure Owner’s specific written consent thereof and supply Owner with such information regarding such proposed actions as Owner may reasonably request. Owner, at its sole discretion, may withhold its consent to any such modifications or alterations unless such modifications or alterations are required for safety or to comply with lawful orders of a court or governmental regulatory agency.

4.5	Operator shall pay and settle all expenses arising out of or in any way connected to the operation and maintenance of the Facilities and shall keep the Facilities free and clear or all liens and encumbrances. All such reasonable expenses so incurred by Operator shall be reimbursed by Owner.
5.	TAXES AND OTHER CHARGES.
5.1	Owner shall be responsible for and pay any and all personal property and real property taxes imposed upon the Facilities.
6.	INSURANCE
6.1	Operator shall procure and cause to remain in effect insurance coverage for the services to be performed as Operator, meeting the following minimum specifications:
A)	Workers’ Compensation insurance in full compliance with the laws of the State of Ohio;

B)	General liability insurance, as to bodily injury and property damage combined, with limits of not less that $2,000,000 per occurrence and Excess Liability Insurance subject to a $4,000,000 annual aggregate limit; which specifically names Lessor as an additional insured.

C)	Automobile liability insurance as to bodily injury and property damage combined, of not less that $1,000,000 per accident, which specifically names Lessor as an additional insured.

7.	LIABILITY FOR LOSS, DAMAGE OR INJURY
7.1	If the Facilities are damaged or destroyed, or if any person is injured or dies, or if any property is damaged as a result of the operation or maintenance of the Facilities, Operator shall promptly notify Owner of the occurrence, and shall file all necessary accident reports or property damage reports, including those required by law and those required by interested insurance companies.

7.2	In the event an action shall occur due to the negligence of Operator, Operator shall protect, defend, indemnify and hold Owner harmless against any and all losses, claims, damages, liabilities, costs or expenses, arising out of or resulting from any damage to property or any injury to or death of any person to which Owner may become subject, including, without limitation, amounts paid in settlement of any claim or litigation, commenced or threatened, reasonable attorneys’ fees, expert witness fees and other costs and expenses incidental thereto, that be occasioned by any cause whatsoever, pertaining to Operator’s operation, maintenance and/or control of the Facilities. Owner reserves the right to participate in any and all proceedings, at Owner’s own cost and expense, relative to this Paragraph 7.2 if Operator deems its participation necessary to protect its interest relative to the Facilities or this Agreement. Operator shall promptly deliver to Owner any and all papers, notices and documents served on or delivered to Operator or their employees and agents in conjunction with any claim, suit, action or proceeding commenced to threatened against Operator, Owner or both Operator and Owner jointly concerning the Facilities or its operation.

7.3	Except as provided for in Paragraph 7.2 above, Owner shall protect, defend, indemnify and hold Operator harmless against any and all losses, claims, damages, liabilities, costs or expenses arising out of or resulting from any damage to property or any injury to or death of any person to which Owner may become subject, including, without limitation, amounts paid in settlement of any claim or litigation, commenced or threatened, reasonable attorneys’ fees, expert witness fees and other costs and expenses incidental thereto, pertaining to Operator’s operation, maintenance and or control of the Facilities. Operator reserves the right to participate in any and all proceedings, at Operator’s own cost and expense, relative to this Paragraph 7.3 if Operator deems its participation necessary to protect its interest relative to the Facilities or this Agreement. Owner shall promptly deliver to Operator any and all papers, notices and documents served on of delivered to Owner or its employees and agents in conjunction with any claim, suit, action or proceeding commenced or threatened against Operator, Owner or both Operator and Owner jointly concerning the Facilities or its operation.

8.	ASSIGNMENT
8.1	Operator may not assign this Agreement or any rights hereunder without the prior written consent of Owner.
9.	DEFAULT AND RIGHT TO TERMINATE
9.1	Owner, at its option, may, by written notice to Operator, declare Operator in default on the occurrence of any of the following: (1) failure of the Operator to perform any of its obligations under this Agreement, including, without limitation, failure to properly operate and maintain the Facilities; (2) institution by or against the Operator of any proceeding in bankruptcy or insolvency, or the reorganization of the Operator under any law, or the appointment of a receiver or trustee for the property of the Operator, or any assignment by the Operator of the benefit of creditors; (3) involuntary transfer of the Operator’s interest in the Agreement by operation of law.

9.2	Notwithstanding any other provision contained herein, Owner shall also have the right to terminate this Agreement by sixty (60) days’ written notice if Owner determines after a diligent review that any of the following events occur:
A)	A regulatory authority conducts or holds a proceeding for the purpose (in whole or part) of determining if any person or entity, other than Operator is a public utility or is otherwise subject to the jurisdiction of such authority as a result of the ownership of the Facilities, or

B)	Any regulatory body exercises jurisdiction over the Facilities in a manner where there is a substantial or material change in the rights, responsibilities and duties of Operator or Owner, or its affiliates.

C)	The Operator, Operator’s parent corporation or its stockholders enter into one or more agreements to dispose of all or substantially all of the assets or 50% or more of the outstanding capital stock of either of the Operator or Operator’s parent corporation, by means of a sale, (whether as a result of a tender offer or otherwise), merger, reorganization, or liquidation in one or a series of related transactions; or in the event there is a change in control of Operator’s parent.
9.3	In the event Operator has not cured or reasonably commenced to cure (as determined by Owner) any default specified in Section 9.1 within sixty (60) day’s written notice given by Owner to Operator of such default,

Owner may terminate the Agreement and Operator’s rights under the Agreement, and shall have the right to take possession and operation of the Facilities and for that purpose to enter upon any premises where the property is located without being liable in any suit, action, defense, or other proceedings to Operator.

9.4	The remedies of Owner shall be cumulative to the extent permitted by law, and may be exercised partially, concurrently or separately. The exercise of one remedy shall not be deemed to preclude the exercise of any other remedy.

9.5	No failure on the part of Owner to exercise any remedy or right and no delay in the exercise of any remedy or right shall operate as a waiver. No single or partial exercise by Owner of any remedy or right shall prelude any other or future exercise of that remedy or right or the exercise of any other rights or remedies. No forbearance by Owner to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred.
10.	OPERATOR’S RIGHT TO TERMINATE
10.1	Operator at its option may, by sixty (60) day’s written notice to Owner, terminate this Agreement in the event of institution by or against Owner of any proceeding in bankruptcy or insolvency, or the reorganization of Owner under any law, or the appointment of a receiver or trustee for the property of Owner, or any assignment by Owner for the benefit of creditors.

10.2	Operator at its option may, after giving sixty (60) days’ written notice, terminate this Agreement in the event any regulatory body having jurisdiction over Operator should by any action or inaction cause a substantial or material change in the responsibilities and duties of either party to this Agreement. Operator’s performances and obligations pursuant to this Agreement shall also be excused by Owner at Operator’s request if such performance and obligations, or the performance and obligations under any agreements concerning service provided or to be provided by Operator by means of the Facilities, are restricted, altered or modified by regulatory, governmental or court action.

10.3	No failure on the part of Operator to exercise any remedy or right and no delay in the exercise of any remedy or right shall operate as a waiver. No single or partial exercise by Operator of any remedy or right shall preclude the exercise of any other rights or remedies. No forbearance by Operator to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred.
11.	RETURN OF PROPERTY
11.1	Upon the expiration of the term of this Agreement, or upon termination under Sections 9 and 10 hereof, Operator shall transfer to Owner all records and files or copies thereof, pertaining to the Facilities and its operation. If Operator fails or refuses to return the Facilities and its records to Owner, Owner shall have the right to take possession of the property and for that purpose to enter upon any premises where the property is located without being liable in any suit, action, defense or other proceedings to Operator. Upon expiration of the term of this Agreement, or upon termination under Sections 9 and 10 hereof, Operator shall have the right to remove and retain all equipment and facilities owned by Operator that have been installed on the Facilities during the term of this Agreement. Upon expiration or termination of this Agreement, Owner shall have the right to purchase any or all of such equipment and facilities at a price equal to the fair market value less the cost to remove said equipment and facilities.
12.	NOTICES
12.1	All notices required under this Agreement shall be given by certified or registered mail with postage prepaid to the party to be notified and shall be deemed given when mailed to the address specified below or, in the event of a changed address, to the address specified by the party whose address is changed.

ORWELL NATURAL GAS COMPANY 8500 Station Street, Suite 100 Mentor, Ohio 44060 Attention: President

ORWELL-TRUMBULL PIPELINE CO., LLC. 8500 Station Street, Suite 113 Mentor, Ohio 44060 Attention: President

13.	MISCELLANEOUS
13.1	All amendments to this Agreement must be in writing and signed by both parties.

13.2	This Agreement and the exhibits attached hereto and incorporated herein by reference, constitute the entire Agreement between Owner and Operator. No agreements, representations or warranties other than those specifically set forth in this Agreement shall be binding on any of the parties unless set forth in writing and signed by both parties.

13.3	This Agreement shall be deemed to be executed and delivered in the State of Ohio and shall be interpreted under and governed by the laws of the State of Ohio.

13.4	If any provisions of this Agreement or the application of any provision to any party or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of the provision to the other parties or circumstances shall remain valid and in full force and effect.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereinabove first written.

ORWELL NATURAL GAS COMPANY		ORWELL-TRUMBULL PIPELINE CO., LLC

BY:	/s/ Stephen G. Rigo Stephen G. Rigo, Executive Vice President	BY:	/s/ Thomas J. Smith Thomas J. Smith, Secretary, Treasurer

EXHIBIT A
For the purpose of this Agreement, Orwell-Trumbull Pipeline Co., LLC Facilities shall include the following:
1.	Mantua town border station/North Coast Gas Transmission interconnect

2.	Approximately 39 miles of 4” and 8” high pressure steel distribution pipelines located in Portage, Geauga, and Lake Counties owned by Owner and known as the “Little Inch” pipeline system.

3.	All receipt and delivery points along the Little Inch pipeline system.

4.	All pipeline equipment and appurtenances associated with the pipeline.
A map of the facilities follows.

Exhibit A
ORWELL-TRUMBULL PIPELINE CO., LLC

EXHIBIT B
ORWELL-TRUMBULL PIPELINE CO., LLC
OPERATIONAL DUTIES
performed by Orwell Natural Gas Company
1.	Perform annual cathodic protection surveys*

2.	Perform bi-monthly rectifier inspections*

3.	Troubleshoot and repair cathodic protection deficiencies*

4.	Perform annual regulator/relief inspections*

5.	Rebuild regulators as required *

6.	Perform annual relief device inspections*

7.	Rebuild relief devices as required*

8.	Perform monthly odorant level testing*

9.	Maintain odorizer and refill with odorant*

10.	Inspect and maintain filter/separators*

11.	Perform accident/failure investigations if required*

12.	Provide and update written DOT compliant Drug Abuse Plan

13.	Perform DOT compliant pre-employment, random, due cause and post-accident drug testing

14.	Provide and update written DOT compliant Alcohol Abuse Plan

15.	Perform DOT compliant due cause and post-accident alcohol tests

16.	Provide DOT compliant drug and alcohol EAP supervisor training

17.	Provide and update written DOT compliant Operator Qualification Plan

18.	Qualify personnel and maintain DOT compliant records for Operator Qualification Plan

19.	Provide and update written DOT compliant Operations and Maintenance (O&M) Plan

20.	Provide and update forms for O&M Plan

21.	Provide an Emergency Plan

22.	Provide Emergency Plan training

23.	Provide a continuing Public Education program

24.	Provide a continuing liaison with fire, police and other appropriate public officials

25.	Provide and update a DOT compliant Steel Pipeline Construction Manual

26.	Provide and update a DOT compliant Steel Welding Manual

27.	Report any Safety Related Conditions if required

28.	Provide MAOP design and verification

29.	Provide written DOT compliant Uprating Plan and uprating assistance if required

30.	Provide DOT compliant emergency response for pipeline

31.	Provide emergency repair assistance

32.	Provide engineering assistance and support as required

33.	Represent Owner during DOT/PUCO audits

34.	Audit any work performed by others for code compliance

35.	Perform leak surveys on pipeline*

36.	Perform pipeline patrols*

37.	Locate pipeline per OUPS requirements*

38.	Perform abandonment of facilities if required*

39.	Perform atmospheric corrosion inspections as required*

40.	Oversee right of way clearing*

41.	Oversee remedial painting of facilities*

42.	Provide PUCO construction reporting as required

43.	Provide continuing surveillance

44.	Install and repair RTU’s*

45.	Troubleshoot RTU problems*

46.	Update RTU software*

47.	Provide annual class location survey*

48.	Provide annual key valve inspections*

49.	Monitor/repair/record leaks on the pipeline*

50.	Oversee/monitor/record any required pipeline pressure tests for DOT compliance

51.	Perform appropriate interval checks and monitoring of major facilities*

52.	Monitor volumes into pipeline to balance local/interstate supplies

53.	Make appropriate pressure/volume changes to accommodate supply requirements*

54.	Respond to any reports of leakage*

55.	Perform steel line inspections per O&M plan*

56.	Provide construction inspection*

57.	Submit annual RSPA F7100.2-1 reports

58.	Submit RSPA F7100.2 incident reports if required

59.	Submit pipeline mileage information to DOT for annual pipeline assessment

60.	Submit annual PUCO Important Additions report

61.	Submit annual PUCO Incident and Service Failure report

62.	Submit annual PUCO Emergency Telephone listings

63.	Submit throughput information to PUCO for annual pipeline assessment

64.	Maintain DOT compliant records for all pipeline construction, operations and maintenance functions

65.	Keep Owner informed of any regulatory changes affecting pipeline safety

66.	Provide Owner with appropriate records/reports for all pipeline activities

67.	Perform all accounting functions for pipeline
•	Calculate Rates — Bill Customers

•	Cash Receipts — Track Accounts Receivable

•	Accounts Payable—Cash Management

•	General Ledger — Financial Statements
68.	Regulatory Reporting
•	PUCO Annual Report

•	Gross Receipts Tax Return

•	Property Tax Return
69.	Perform T&E functions for make-up gas into system

70.	Gas nomination and balancing as required

*	indicates field time/material/third-party cost will be charged in addition to monthly fee